Exhibit 10.22

EAGLEBANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (“Agreement”) is entered into as of February 11, 2013 (the “Effective Date”) by and between EagleBank, a Maryland chartered commercial bank (the “Employer” or the “Bank”), and                       , an individual resident of Maryland (the “Executive”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, Employer desires to provide certain supplemental nonqualified pension benefits to Executive;

WHEREAS, Employer and Executive desire to enter into this Agreement to provide a retirement benefit under this Agreement and to be paid to Executive as provided herein (the “Plan”);

WHEREAS, the parties hereto intend that this Agreement shall be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements thereof;

WHEREAS, the Bank has purchased the insurance policies identified on Exhibit A attached hereto and incorporated herein by reference (in the aggregate, together with all additions or replacements of investments, “Annuity Contracts”); and

WHEREAS, the Bank is the sole owner of the Annuity Contracts and elects to provide a retirement benefit to the Executive that is based on the income provided by the Annuity Contracts.

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified:

1.1                                                                               “Bancorp” means Eagle Bancorp, Inc., a Maryland corporation, the parent corporation of the Bank.

1.2                                                                               “Beneficiary” means the person(s) or entity(ies) designated in writing by the Executive to receive death benefits pursuant to this Agreement in the event of his death.  If no Beneficiary is designated, the Executive’s Beneficiary shall be the Executive’s spouse or, if none, the Executive’s estate.

1.3                                                                               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries. The initial form is attached hereto as Exhibit B and is incorporated herein by this reference.

1.4                                                                               “Board” means the Board of Directors of the Employer.

1.5                                                                               “Cash Surrender Value” means the cash surrender value of the Annuity Contract(s) as defined by the insurance company which issued the contract(s).

1.6                                                                               “Change in Control” shall be deemed to have taken place if:

(a)                                 There shall be consummated (i) any consolidation, merger share exchange, or similar transaction relating to the Employer or Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash or securities of another entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related person or entity which is not treated as a change in control event under Section 1.409A-3(i)(5)(vii)(B) of the Regulations;

(b)                                 Any person, entity or group [each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)] shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such person or entity has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such person or entity); or

(c)                                  Over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of Bancorp in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

1.7                                                                               “Code” means the Internal Revenue Code of 1986, as amended.

1.8                                                                               “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a short-term or long-term disability insurance policy provided to Executive by the Employer.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.9                                                                               “Early Retirement” shall mean a Separation from Service by the Executive prior to the Normal Retirement Age unrelated to death, Disability or Change in Control.

1.10                                                                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.11                                                                        “Normal Retirement Age” means age sixty-seven (67).

1.12                                                                        “Normal Retirement Benefit” has the meaning ascribed to it in Section 3.1.

1.13                                                                        “Normal Retirement Date” means the date the Executive incurs a Separation from Service on or after Normal Retirement Age.

1.14                                                                        “Plan Administrator” means the plan administrator described in Article 8.

1.15                                                                        “Regulations” means the U.S. Treasury Regulations.

1.16                                                                        “Rider” means the Income Rider attached to the Annuity Contract as an endorsement or other product feature that operates as an Income Rider, with such feature providing for a withdrawal or payment feature for the life of the Executive.

1.17                                                                        “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

1.18                                                                        “Separation from Service” means the complete and intended termination of the employment relationship with the Employer and all corporations or entities or organizations with whom the Employer would be considered a single employer pursuant to subsections (b) and (c) of Section 414 of the Code determined in conformance with Section 409A; provided, however, (i) if the Executive ceases employment but continues thereafter to provide services to the Employer and/or its affiliates, as an independent contractor, the date of Separation from Service shall not occur until the date on which the level of services to be performed by the Executive will permanently decrease to less than fifty percent (50%) of the level of services that the Executive performed during the immediately preceding thirty-six (36)-month period and (ii) if there shall occur “a change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A and if the Executive accepts employment with the company that acquired such assets, there shall be no Separation from Service until such time as Executive ceases to be employed by such acquiring company.

1.19                                                                        “Terminated for Cause” shall mean a Separation of Service initiated by the Employer pursuant to the most recent employment agreement between Employer and Executive.

ARTICLE 2

DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

2.1                                                                               Annuity Contracts and Other Investments.  For purposes of satisfying its obligations to provide benefits under this Agreement, the Employer has initially invested in the Annuity Contracts.  However, nothing in this Section shall require the Employer to invest in any particular form of investment, so long as it satisfies its obligations under Section 2.3 below.

2.2                                                                               Ownership of the Annuity Contracts and Other Investments.  The Employer is the sole owner of the Annuity Contracts and any other investments for this Agreement and shall have the right to exercise all incidents of ownership of the Annuity Contracts.  The Employer shall be the beneficiary of the death proceeds of the Annuity Contracts.  The Employer shall at all times be entitled to the Annuity Contracts’ Cash Surrender Value, as that term is defined in the Annuity Contracts.  The Cash Surrender Value shall be determined as of the date of the surrender of the Annuity Contracts or death of the Executive, as the case may be.

2.3                                                                               Right to Annuity Contracts.  Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender the Annuity Contracts without terminating this Agreement, provided the Employer replaces the Annuity Contracts with a comparable annuity policy(ies).  Without limitation, the Annuity Contracts at all times shall be the exclusive property of the Employer and shall be subject to the claims of the Employer’s creditors.

2.4                                                                               Rabbi Trust.  Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  Any such trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his Beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

ARTICLE 3

RETIREMENT AND OTHER BENEFITS

3.1                                                                               Retirement Benefit.

(a)                                                                                 Upon the Executive’s Separation from Service on or after Normal Retirement Age for any reason other than death, Disability or Change in Control, the Executive will be entitled to the benefit described in this Section 3.1 (the “Normal Retirement Benefit”).  Tthe Normal Retirement Benefit will be equal to the amount that is paid from the Annuity Contract through the Rider on a monthly basis after the date of Separation from Service, and will be payable in monthly installments for the life of the Executive commencing on the first (1st) day of the second month following the date of the Executive’s Separation from Service; provided, however, that to the extent the vesting schedule in Section 3.1(b) below applies, the Normal Reitrement Benefit will be proportionately reduced as provided therein.

(b)                                                                                 Executive’s rights to the Normal Retirement Benefit shall vest over a period of six years (including service pre-dating the Effective Date), as follows: Zero percent until the fourth anniversary of the Executive’s date of employment; sixty percent on the fourth anniversary of the Executive’s date of employment; twenty percent upon the fifth anniversary of the Executive’s date of employment; and the final twenty percent upon the sixth anniversary of the Executive’s date of employment. Accordingly, upon six (6) years of service, the Executive is fully vested.

(c)                                                                                  In the event of an Early Retirement by the Executive, Executive shall be entitled to a fraction of the Normal Retirement Benefit, as computed in the next sentence, with payments to begin nonetheless upon the Normal Retirement Age and not at the time of Separation from Service. The payment to be made for Early Retirement shall be computed by determining (i) the amount accrued on the Employer’s books with respect to Executive’s Normal Retirement Benefit at the time of Separation from Service divided by the total amount that would have been accrued had the Executive’s Separation from Service occurred at the Normal Retirement Age, multiplied by (ii) the percentage of Normal Retirement Benefit vested pursuant to the formula set forth earlier in Section 3.1(b), multiplied by (iii) the Normal Retirement Benefit.

3.2                                                                               Disability Benefit.  Upon the Executive’s Separation from Service as a result of incurring a Disability while actively employed by the Employer any time after the Effective Date, the Executive will be entitled to the benefit described in this Section 3.2 (the Disability Benefit”).  The Disability Benefit will be equal to the amount that is paid from the Annuity Contract through the Rider on a monthly basis as the Normal Retirement Benefit as provided for in Section 3.1(a), payable in monthly installments for the life of the Executive, commencing at the Executive’s Normal Retirement Age. In the event of a Disability, the Executive shall be deemed to be fully vested irrespective of the vesting schedule provided for in Section 3.1(b). The parties acknowledge that separately the Executive has long term disability insurance which will provide certain coverage to the Executive prior to the Normal Retirement Age.

3.3                                                                               Preretirement Death Benefit.  Upon the death of the Executive while in service to the Employer, the Employer shall pay to the Executive’s Beneficiary at Beneficiary’s election as set forth in the Beneficiary Designation Form (as it may be amended from time to time) either (a) a lump sum payment representing the net present value of the amount that represents what Executive would have received under Section 3.1(a) in one hundred eighty (180) installments if the Executive had become entitled to receive Normal Retirement Benefits upon the date of his death (with the Beneficiary having no right to designate the taxable year of the payment) or (b) one hundred eighty (180) monthly payments, each in amount as calculated as in Section 3.1(a) above. Net present value for purposes of clause (a) shall be determined by applying a discount rate determined by the Plan Administrator in good faith. Consistent with Section 409A, a change in such election that has been effective prior to death for less than twelve (12) months will not be recognized as a changed election. In the event of death, the Executive shall be deemed to be fully vested irrespective of the vesting schedule provided for in Section 3.1(b).

3.4                                                                               Postretirement Death Benefit.  Upon the death of the Executive after (i) the Executive has started receiving Normal Retirement Benefit payments under Section 3.1 or (ii) the Executive has experienced a Separation from Service arising from a Disability, but before Executive has received a total of one hundred eighty (180) payments of the Normal Retirement Benefit or Disability Benefit, as applicable, the Executive’s Beneficiary will receive, in accordance with the election made by the Executive as provided in Section 3.3 above either (a) a lump sum payment representing the net present value of the amount that represents what the Executive would have received under Section 3.1 or 3.2 in one hundred eighty (180) installments, minus the number of installments the Executive already received (with the Beneficiary having no right to designate the taxable year of the payment) or (b) the balance of the one hundred eighty (180) monthly installments, which balance shall be payable monthly in accordance with Section 3.1. Net present value for purposes of clause (a) shall be determined by applying a discount rate determined by the Plan Administrator in good faith. In the event of death, the Executive shall be deemed to be fully vested irrespective of the vesting schedule provided for in Section 3.1(b).

3.5                                                                               Change in Control Benefit, Provisions.  (a) Upon a Change in Control prior to the date on which the Executive is otherwise entitled to any payments pursuant to Sections 3.1 through 3.4 inclusive of this Agreement, the Executive will be paid the Normal Retirement Benefit as provided for in Section 3.1(a), payable in monthly installments for the life of the Executive, commencing at the Executive’s Normal Retirement Age whether or not there has been a Separation from Service and whether or not the Executive is otherwise employed.

(b) Upon any Change in Control, whether before or after Benefits hereunder have begun, the Employer will establish a “rabbi trust”, if one has not already been established, for the purposes of this Agreement, to which assets will be contributed to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The amount of the contribution to the “rabbi trust” will be the amount sufficient to satisfy the obligation of the Employer based on the Normal Retirement Benefit as provided for in Section 3.1. In the event of a Change in Control, the Executive shall be deemed to be fully vested irrespective of the vesting schedule provided for in Section 3.1(b). The guarantee of one hundred eighty (180) installments to Executive and Executive’s Beneficiary cumulatively set forth in Section 3.7 applies to the Change in Control Benefit even though no election opportunity exists.

(c) In the event of a sale of all or substantially all of the assets of Employer or Bancorp that constitutes a Change in Control, Employer shall cause the acquirer to assume the liability to form, fund and maintain the “rabbi trust” that would otherwise be imposed on the Employer.

3.6                                                                               Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Agreement regarding timing of payments, the following special rules shall apply if the stock of the Bank or Bancorp is publicly traded at the time of the Executive’s Separation from Service in order for this Agreement to comply with Section 409A: (i) to the extent the Executive is a “specified employee” (as defined under Section 409A) at the time of Separation from Service and to the extent Section 409A requires a delay of distributions by a six (6)-month period after the date of such Executive’s Separation from Service, no such distribution shall be made prior to the date that is six (6) months after the date of the Executive’s Separation from Service, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum on the first business day after the end of the six (6)-month delay. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of Separation from Service.

3.7                                                                               Guaranteed Benefit. To the extent the Executive elected to receive the benefits under this Article  3 in monthly installments and thereafter the Executive died prior to the receipt by the Executive of at least one hundred eighty (180) installments, then the Executive’s Beneficiary shall be entitled to receive monthly installments in like amount until such time as the sum of the installments paid to the Executive and the installments paid to the Executive’s Beneficiary equal one hundred eighty (180).

3.8                                                                               Terminated for Cause. Notwithstanding anything in this Agreement to the contrary, no Benefit under Article 3 shall be due or payable in the event the Executive is Terminated for Cause prior to the date on which the Executive is entitled to start receiving payments hereunder.

ARTICLE 4

BENEFICIARIES

4.1                                                                               Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2                                                                               Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, delivering it to the Plan Administrator or its designated agent and having the Plan Administrator accept such designation in writing. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death. Similar rules apply with respect to an Executive’s election whether to accept a lump sum or monthly installments under Sections 3.2 and 3.3.

4.3                                                                               Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4                                                                               No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate.

4.5                                                                               Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1                                                                               Limits on Payments.  It is the intention of the parties that none of the payments to which the Executive is entitled under this Agreement will constitute a “golden parachute payment” within the meaning of 12 USC Section 1828(k)(4) or implementing regulations of the FDIC, the payment of which is prohibited (collectively, “Section 1828(k)(4)”).  Notwithstanding any other provision of this Agreement to the contrary, any payments due to be made by Employer for the benefit of the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned on compliance with Section 1828(k)(4) and any regulations promulgated thereunder including the receipt of all required approvals thereof by Employer’s primary federal banking regulator and/or the FDIC.

In addition, Employer and its successors retain the legal right to demand the return of any payment made hereunder which constitutes a “golden parachute payment” within the meaning of Section 1828(k)(4) should Employer or its successors later obtain information indicating that the Executive committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

The provisions in the Employment Agreement between Employer and Executive in effect at the time a payment is due hereunder related to Section 280G of the Code shall apply to the payments payable to Executive hereunder.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1                                                                               Claims Procedure.  A person or Beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a)                                 Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within ninety (90) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)                                 Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c)                                  Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)                                     The specific reasons for the denial,

(ii)                                  A reference to the specific provisions of the Agreement on which the denial is based,

(iii)                               A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)                              An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(v)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2                                                                               Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a)                                 Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)                                 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)                                  Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)                                 Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e)                                  Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)                                     The specific reasons for the denial,

(ii)                                  A reference to the specific provisions of the Agreement on which the denial is based,

(iii)                               A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)                              A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(f)                                   Interest. To the extent any payment was not made timely to Executive, Employer shall pay interest thereon from the date properly due until the date paid, at the rate published by the Wall Street Journal as the “prime rate”, floating from time to time.

ARTICLE 7

MISCELLANEOUS

7.1                                                                               Amendments and Termination. Subject to Section 7.14 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except as otherwise provided herein, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.

7.2                                                                               Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer and their respective beneficiaries, survivors, executors, successors, administrators, legal representatives, and transferees. “Successors” includes without limitation any successor by merger or the purchaser of all or substantially all of the assets of Employer or Bancorp.

7.3                                                                               No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4                                                                               Non-Transferability. The right to Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5                                                                               Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the payments made under Article 3 of this Agreement.

7.6                                                                               Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 7.11 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

7.7                                                                               Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Agreement shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8                                                                               Benefit Provision.  Notwithstanding the provisions of this Agreement in the payment of the benefits under Article 3, any benefits payable under this Agreement are payable solely to the extent of payments actually made by the Annuity Contract(s) as identified in this Agreement or other provision as provided for in Section 2.2.

7.9                                                                               Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.10                                                                        Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.11                                                                        Notices. All notices, requests, demands, and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or by any other method permitted under this Section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day. Any notice sent by United States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail. Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit such delivery service. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

To:                             Executive at the address set forth by Executive’s signature line

To:                             EagleBank

c/o Ronald D. Paul

7815 Woodmont Avenue

Bethesda, MD 20814

Fax No. 301-986-8529

7.12                                                                        Entire Agreement. This Agreement contains all of the agreements and understandings between the parties hereto with respect to supplemental executive retirement benefits to be paid to Executive by the Employer, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in the Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach or any other term, provision or covenant contained, in this Agreement.

7.13                                                                        Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall pay all costs and expenses (including reasonable attorneys’ fees) in connection with such litigation on the Executive’s behalf (without any advance or contribution by the Executive) until such time as a final determination is made with respect to the litigation beyond exhaustion of appeals. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive reimbursement for all reasonable costs and expenses, including without limitation attorneys’ fees, paid by the Employer pursuant to the preceding sentence on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.14                                                                        Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If those laws, rules and/or regulations materially change prior to the commencement of any payment hereunder, and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld.

ARTICLE 8

ADMINISTRATION OF AGREEMENT

8.1                                                                               Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement. Notwithstanding the above, the Executive retains rights to bring civil action as provided in ERISA Section 502(a).

8.2                                                                               Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3                                                                               Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator and the designee(s) thereof against any and all claims, losses, damages, expenses, or liabilities (including reasonable attorneys’ fees) arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or such indemnitee.

8.4                                                                               Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Executive and of the Employer have signed this Agreement as of the Effective Date, under seal.

EXECUTIVE:
(Seal)

Name:

Address:

Fax (if applicable)

EAGLEBANK

By:	(Seal)

Its:
[Affix Corporate Seal]

Exhibit A

ANNUITY CONTRACTS

Regarding Supplemental Executive Retirement Plan Agreement for

Single Premium Indexed Deferred Annuity Contract issued by                                   , contract #                   , dated

Single Premium Indexed Deferred Annuity Contract issued by                                   , contract #                   , dated

Life Insurance Policy issued by Massachusetts Mutual, contract #                           , dated

Life Insurance Policy issued by New York Life,, contract #                           , dated

2

EXHIBIT B

BENEFICIARY DESIGNATION AND PAYMENT ELECTION

EAGLEBANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

I.                                        The undersigned hereby designates the following as Beneficiary of any death benefits under the EagleBank Supplemental Executive Retirement Plan Agreement:

Primary:

Contingent:

Note: To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these Beneficiary designations by filing a new written designation with the Employer and having them accepted by the Plan Administor. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

II.                                   The undersigned hereby elects to receive payments under Article 3.3 and/or 3.4:

☐                                    by lump sum

☐                                    by monthly installments.

Signature:

Name:

Date: , 20

Accepted by the Plan Administrator effective                 , 20

By:

Print Name:

Title: